Exhibit 10.2

January 25, 2021

Foley Trasimene Acquisition Corp.

1701 Village Center Circle

Las Vegas, NV 89134

Acrobat Holdings, Inc.

c/o Foley Trasimene Acquisition Corp.

1701 Village Center Circle

Las Vegas, NV 89134

Tempo Holding Company, LLC

4 Overlook Point

Lincolnshire, IL 60069

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Foley Trasimene Acquisition Corp., a Delaware corporation (“FTAC”), Tempo Holding Company, LLC, a Delaware limited liability company (“Tempo”), Acrobat Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of FTAC (the “Company”), and the other parties thereto, and hereby amends and restates in its entirety (a) that certain letter, dated May 29, 2020, from Trasimene Capital FT, LP, a Delaware limited partnership, and Bilcar FT, LP, a Delaware limited partnership (each, a “Sponsor” and, together, the “Sponsors”) to FTAC (the “Prior Sponsor Letter Agreement”) and (b) that certain letter, dated May 29, 2020 from each of the persons undersigned thereto (each, an “Insider”) to FTAC (the “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 13. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Business Combination Agreement.

Each of Cannae Holdings, Inc. and THL FTAC LLC (the “FP Investors,” together with Cannae Holdings, LLC (“Cannae”), the Insiders and the Sponsors, the “Sponsor Persons”) pursuant to its respective Forward Purchase Agreement, entered into as of May 8, 2020, by and between such FP Investor and FTAC, will acquire (or, in the case of Cannae Holdings, Inc. will cause Cannae to acquire) and be the record owner, as of immediately prior to the Closing, of that number of shares of FTAC Class A Common Stock and FP Investor FTAC Warrants detailed on Schedule A hereto.

The Sponsors and certain of the Insiders are currently, and as of immediately prior to the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Founder FTAC Warrants, with each such Person’s ownership (and anticipated changes in ownership as a result of the FTAC Founder Warrant Transfer, the FTAC Merger and Founder LLC Contribution) detailed on Schedule A hereto.

As described further in Paragraph 27, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce FTAC and the Tempo Parties to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with FTAC and Tempo as follows:

1. Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting, at any other meeting of the shareholders of FTAC or, following the Transactions, the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of FTAC or, following the Transactions, the Company and in connection with any similar vote or consent of the holders of Founder FTAC Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the FTAC Stockholder Matters and any other matters necessary or advisable for consummation of the Transactions (including the Tempo Merger, the FTAC Founder Warrant Transfer, the FTAC Merger and the Founder LLC Contribution, in each case to the extent it is put to a vote or a request for written consent); and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that is intended, or would reasonably be expected, to impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a breach of any representation, warranty, covenant or other obligation or agreement of any FTAC Party under the Business Combination Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of FTAC (or, following the Transactions, the Company) or other governing body or any committee, subcommittee or subgroup thereof recommends the FTAC Stockholder Matters or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the FTAC Board Recommendation.

2. Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Tempo, its equityholders and/or any of their Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving FTAC (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with Tempo, its equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with Tempo, its equityholders or their respective controlled Affiliates.

3. Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that FTAC redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FTAC, the Tempo Parties, any Affiliate of FTAC or the Tempo Parties or any designee of a Sponsor Person or a Tempo Party acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Business Combination Agreement or the consummation of the Transactions.

4. Reasonable Best Efforts; Regulatory Undertakings.

(a) During the Interim Period, each Sponsor Person shall (i) use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article XI of the Business Combination Agreement.

(b) Without limiting the generality of the foregoing, each Sponsor Person shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made. Each Sponsor Person shall supply as promptly as practicable (and shall respond no later than five (5) days following any request) any additional information and documentary material relating to such Sponsor Person that may be requested by any Governmental Authority, and each Sponsor Person shall (A) provide, or cause to be provided, as promptly as practicable, all agreements, documents, instruments, affidavits, statements or information (including, for the avoidance of doubt, nonpublic or other confidential financial or sensitive personally identifiable information as well as personal information of senior management, directors or control persons) that may be required or requested by any Governmental Authority relating to (i) such Sponsor Person (including any of its respective directors, officers, employees, partners, members, shareholders or control persons) and (ii) such Sponsor Person’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates, (B) make individuals with appropriate seniority and expertise available to participate in any discussions or hearings and (C) prepare and file any applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority.

(c) In addition, each Sponsor Person appointed or designated, or proposed to be appointed or designated, to the board of directors of the Company or any Subsidiary, including pursuant to the terms of Section 10.09 of the Business Combination Agreement, shall use reasonable best efforts to comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with any such appointment, designation or proposed service, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and being available with respect to any discussions or hearings. Each Sponsor Person further acknowledges and agrees that, in the event an individual to be designated by an Investor Designator (as defined in the Investor Rights Agreement) in accordance with Section 2.2 of the Investors Rights Agreement does not satisfy any requirement of a Governmental Authority to serve as a director, each of the Company and FTAC shall use their respective reasonable best efforts to comply with such requirements so as to remove any such restriction; provided, that (x) there shall be no obligation to appoint such individual pursuant thereto and (y) such Investor Designator shall be entitled to designate a replacement director in lieu of such person.

5. Founder LLC Contribution.

(a) In connection with the Closing and immediately prior to the FTAC Merger, each Sponsor Person that holds one or more FTAC Founder Warrants will transfer such Sponsor Person’s FTAC Founder Warrants to FTAC in exchange for a number of shares of FTAC Class C Common Stock equal to the number of shares of FTAC Class A Common Stock underlying such FTAC Founder Warrant(s), with such shares of FTAC Class C Common Stock remaining subject to the same terms (whether economic or otherwise) applicable to the shares of FTAC Class A Common Stock underlying such FTAC Founder Warrant(s) (the “FTAC Founder Warrant Transfer”).

(b) Immediately following the Tempo Effective Time, each Sponsor Person that receives FTAC Class C Common Stock pursuant to Paragraph 5(a) shall contribute such holder’s shares of Class C Common Stock of the FTAC Surviving Corporation (into which the shares of FTAC Class C Common Stock received pursuant to Paragraph 5(a) were converted pursuant to the FTAC Merger) to the Tempo Surviving Entity in exchange for an equivalent number of New Tempo Class C Units (the “Exchangeable Units”). The Exchangeable Units shall have such rights, powers and duties as are set forth in the Tempo Operating Agreement, which, except as expressly set forth in the Tempo Operating Agreement and as set forth in the immediately following sentence, shall be the same rights as the FTAC Founder Warrants so exchanged in the FTAC Founder Warrant Transfer, and shall otherwise be on the same terms (whether economic or otherwise) applicable to the FTAC Founder Warrant(s) (the “Founder LLC Contribution”). Pursuant to the Tempo Operating Agreement, such Sponsor Person shall have the right (such right, the “Exchange Right”) to cause the Tempo Surviving Entity to redeem all or a portion of its Class C Units in the manner described in the Tempo Operating Agreement. Following the Founder LLC Contribution, all of the shares of Class C Common Stock of the FTAC Surviving Corporation will be owned by the Tempo Surviving Entity and shall remain outstanding.

(c) FTAC hereby represents and warrants that all of the FTAC Founder Warrants are held in book-entry form and that the transfer books for the FTAC Founder Warrants are maintained by Continental Stock Transfer & Trust Company (the “Warrant Agent”). During the Interim Period, FTAC shall not, and shall cause the Warrant Agent not to, allow the Transfer of any FTAC Founder Warrants or allow any of the FTAC Founder Warrants to be represented by a certificate or other instrument. Further, no Sponsor Person shall request the Transfer of any FTAC Founder Warrants or request for any of the FTAC Founder Warrants to be represented by a certificate or other instrument.

(d) FTAC, Tempo (including, as its successor, the Tempo Surviving Entity) and each applicable Sponsor Person agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the FTAC Founder Warrant Transfer and the Founder LLC Contribution, subject to the terms and conditions hereof and in compliance with applicable Law, including, in the case of each Sponsor Person that receives FTAC Class C Common Stock pursuant to Paragraph 5(a), executing and delivering the Tempo Operating Agreement at the Closing and taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

(e) The Exchange Right shall not be exercisable by any Sponsor Person prior to the expiration of the Lock-Up Period and thereafter shall be exercisable subject to the terms and conditions of the Tempo Operating Agreement.

6. Transfer Restrictions.

(a) Interim Period. During the Interim Period, except as expressly contemplated by the FTAC Founder Warrant Transfer, the Founder LLC Contribution or the Business Combination Agreement, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares.

(b) Post-Closing: Covered Shares. For the period beginning on the Closing Date until the earlier of (i) 270 days thereafter, or (ii) if the VWAP of the Company Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, 150 days thereafter (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares. Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection (b) are permitted, in accordance with applicable Law (including applicable securities Laws), (i) to the Sponsor Person’s officers or directors, any Affiliates or family members of such Sponsor Person’s officers or directors, to the Sponsors or the FP Investors, any respective members or partners of the Sponsors or the FP Investors or their respective Affiliates, any Affiliates of such Sponsors or such FP Investor, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the State of Delaware or such Sponsor’s limited partnership agreement, as amended from time to time, upon dissolution of such Sponsor; or (vi) in the event of the Company’s completion of a liquidation, merger, consolidation, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the shares of Company Class A Common Stock having the right to exchange their shares for cash, securities or other property subsequent to the completion of FTAC’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, consolidation, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company and Tempo agreeing to be bound by the restrictions in this Sponsor Agreement.

(c) Any Transfer in violation of the provisions of this Paragraph 6 shall be null and void ab initio and of no force or effect.

(d) The parties hereto agree that, if the lock-up provisions in Section 4.3(a) of the Investor Rights Agreement or the forfeiture or vesting provisions or transfer restrictions with respect to the Company Class B Common Stock in Section 4.3 of the Investor Rights Agreement or in the Company Charter or with respect to the New Tempo Class B Units in Article VII of the Tempo Operating Agreement are modified in a manner that is favorable to the Existing Investors (as such term is defined in the Investor Rights Agreement), the corresponding modifications shall automatically apply to this Paragraph 6 or to the corresponding provisions of Paragraph 7, as applicable; provided, that, for purposes of the Lock-up Period, such corresponding modifications shall mean the amount of time by which such period is shortened for the Blackstone Investors, ADIA Investors, GIC Investors and/or the New Mountain Investors; provided, further, that, the foregoing provisions of this Paragraph 6(d) shall not apply in respect of the Unrestricted Shares (as defined in the Investor Rights Agreement) or any modifications to any provisions in respect thereof contained in the Investor Rights Agreement.

7. Exchange of Founder Shares; Forfeited Founder Shares; Restricted Founder Shares.

(a) General. Each Sponsor Person that holds Founder Shares agrees that, at the FTAC Effective Time, notwithstanding the provisions of Article Eighth of the FTAC Charter, such Sponsor Person’s Founder Shares outstanding as of immediately prior to the FTAC Effective Time will be automatically converted into and exchanged for the Founder FTAC Merger Consideration pursuant to and in accordance with the Business Combination Agreement in lieu of the number of shares of Class A Common Stock into which such Founder Shares would have been converted in accordance with the Certificate of Incorporation and for no additional consideration therefor. Subject to Paragraph 7(b) in respect of any Restricted Founder Shares and Paragraph 7(e) in respect of the Forfeited Founder Shares, the Founder Shares and Exchangeable Units shall be 100% vested from and after the Closing and will not be subject to any vesting restrictions subject to the terms and conditions on exchange as set forth in the Tempo Operating Agreement with respect to the Exchangeable Units.

(b) Restricted Founder Shares. Each Sponsor Person that holds Founder Shares acknowledges and agrees that, subject to the satisfaction or waiver of each of the conditions to the Closing set forth in Article XI of the Business Combination Agreement, any portion of the Founder FTAC Merger Consideration issued in the form of shares of Company Class B-3 Common Stock pursuant to the Business Combination Agreement (such shares, the “Restricted Founder Shares”) shall be subject to the provisions set forth in this Paragraph 7 and in the Company Charter. Each Sponsor Person and the Company agrees that, from and after the Closing, each Restricted Founder Share shall be unvested and restricted and that each such share shall vest automatically and cease to be subject to any restrictions as of the occurrence of a Class B-3 Conversion Event; provided that, during the Lock-Up Period, Paragraph 6(b) hereof shall apply to the shares of Class A Common Stock issued upon any such conversion event. Upon the occurrence of a Class B-3 Conversion Event, each Restricted Founder Share shall automatically convert into one share of Company Class A Common Stock and the holder of such Restricted Founder Share shall be entitled to receive a Dividend Catch-Up Payment, in each case, as provided in Section 4.3(D) of the Company Charter and, in each case, subject to adjustment in accordance with Section 4.3(G) of the Company Charter.

(c) Forfeiture of Restricted Founder Shares. To the extent that, on or prior to the seventh (7th) anniversary of the Closing Date, a Class B-3 Conversion Event shall not have occurred in accordance with the Company Charter, all outstanding Restricted Founder Shares that shall not have been converted into shares of Company Class A Common Stock (i) shall automatically be forfeited and surrendered to the Company for no consideration and (ii) any dividends or distributions previously declared in respect of such Restricted Founder Shares and any Dividend Catch-Up Payments shall also be forfeited to the Company for no consideration, in accordance with Section 4.3(E) of the Company Charter. Following such forfeiture, the Restricted Founder Shares shall be canceled, no longer be outstanding and become void and of no further force and effect.

(d) Transfer Restrictions. Following the Closing, no Sponsor Person (or any Permitted Transferee of such Sponsor Person) shall, and each such Person shall cause any other holder of record of such Person’s Restricted Founder Shares not to, Transfer any of such Person’s Restricted Founder Shares other than to a Permitted Transferee; provided that such Permitted Transferee must enter into a written agreement with the Company and Tempo agreeing to be bound by the applicable restrictions in this Sponsor Agreement (including, as relevant, Paragraph 6 hereof) in respect of any transferred Restricted Founder Shares and the shares of Company Class A Common Stock into which such shares may be automatically converted in accordance with the Company Charter.

(e) Forfeited Founder Shares. Each Sponsor Person that holds Founder Shares acknowledges and agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 11.01 and 11.02 of the Business Combination Agreement, immediately prior to the Closing, they shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to FTAC 2,587,500 shares of FTAC Class B Common Stock (the “Forfeited Founder Shares”) for no consideration. Following such forfeiture, the Forfeited Founder Shares shall be cancelled, no longer outstanding and become void and of no further effect.

8. Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) in the case of Insiders only, its biographical information furnished to FTAC, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c) its questionnaire furnished to FTAC, if any, is true and accurate in all material respects;

(d) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(e) it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding; and

(f) it is not now, and has never been (i) ineligible or subject to disqualification pursuant to Section 203(e) or 203(f) of the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”) to serve as an investment adviser or person associated with an investment adviser or subject to disqualification under Rule 206(4)-3 under the Advisers Act, (ii) subject to “bad actor disqualification” described in Rule 506(d) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (iii) subject to any order of any Governmental Authority that enjoins it from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security, (iv) ineligible to serve as a broker-dealer or an “associated person” (within the meaning of Section 3(a)(18) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or (v) to its knowledge, subject to any other restriction on activities or future activities as an investment adviser or a broker-dealer or a person associated with an investment adviser or a broker-dealer under applicable Law.

9. Certain Payments. Except as set forth on Schedule B hereto, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) FTAC or the Company, shall receive from FTAC or the Company, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, FTAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the Business Combination Agreement and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations with respect thereof shall be due and owing by FTAC or the Company or any of its Subsidiaries from and after the Closing: (i) reimbursement of funds advanced to FTAC by the Sponsors to cover offering-related and organizational expenses; (ii) reimbursement for office space and administrative support services provided to FTAC by Cannae Holdings, Inc., in the amount of $5,000 per month; and (iii) reimbursement of legal fees and expenses incurred by the Sponsors, officers or directors in connection with FTAC’s formation and their services to FTAC (all of which clauses (i) through (iii), for the avoidance of doubt, shall be FTAC Transaction Expenses). During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Business Combination Agreement.

10. Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) FTAC.

11. Section 83(b) Elections. Within thirty (30) days following the Closing Date, each Sponsor Person shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Restricted Founder Shares into which their Founder Shares are converted, and, upon such filing, shall thereafter notify the Company that such Sponsor Person has made such timely filing and provide the Company with a copy of such election. Each Sponsor Person should consult its tax advisor regarding the consequences of Section 83(b) elections, as well as the receipt, holding and sale of the Restricted Founder Shares.

12. Tax Treatment. The parties to this Sponsor Agreement intend that, for U.S. federal and all applicable state and local income tax purposes, (1) a conversion of Restricted Founder Shares into Company Class A Common Stock upon the occurrence of a Class B-3 Conversion Event shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (2) this Sponsor Agreement be, and the parties hereby adopt this Sponsor Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and (3) the amount of any dividends declared with respect to the Restricted Founder Shares not be reported as taxable income (on IRS Form 1099 or otherwise) to the holders thereof unless and until such dividends are paid in cash or in kind (which, for the avoidance of doubt, for purposes of this Sponsor Agreement, shall not include any transaction subject to Paragraph 23 hereof), as the case may be. The parties to this Sponsor Agreement shall not take any position inconsistent with the intent set forth in this Paragraph 12 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Paragraph 12 to the Code shall include references to any similar or analogous provisions of state or local law.

13. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” means to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the Exchange Act.

(b) “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(c) “Class B-3 Conversion Event” has the meaning given to it in the Company Charter.

(d) “Covered Shares” means all Founder Shares, all FTAC Founder Warrants, all FP Investor FTAC Warrants, all shares of FTAC Common Stock, all shares of Company Class A Common Stock and Company Class B Common Stock, all Exchangeable Units (including Exchangeable Units received in the Founder LLC Contribution) and all shares issuable in connection with the Forward Purchase Agreements, and any other shares of capital stock or equity securities of FTAC (prior to the FTAC Merger) or the Company or its subsidiaries (following the FTAC Merger, including Tempo), or securities convertible into, exercisable or exchangeable for any of the foregoing, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(e) “Exchange Date” means the date on which a Sponsor Person requests to exchange such Sponsor Person’s Exchangeable Units for the Cash Amount or the Exchange Shares pursuant to the exercise of the Exchange Right, in accordance with the Tempo Operating Agreement.

(f) “Founder Shares” means the 25,875,000 shares of FTAC Class B Common Stock, and each such share, a “Founder Share”.

(g) “Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into in connection with the Closing, a substantially agreed form of which is attached as Exhibit D to the Business Combination Agreement.

(h) “IPO” has the meaning given to it in the Prior Letter Agreements.

(i) “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(j) “Tempo Parties” means Tempo and the Tempo Blockers.

(k) “Tempo Person” means Tempo and each of the directors and officers of Tempo.

(l) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(m) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Refinitiv Workspace (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company’s board of directors.

14. Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Sponsor Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of FTAC and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Business Combination Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of any Tempo Party or otherwise except for those expressly set forth in the Business Combination Agreement.

15. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Paragraph 15 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

16. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

17. Captions; Counterparts. The captions in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 13.06 and 13.12 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

20. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 13.02 of the Business Combination Agreement to the applicable party as its principal place of business (or, in the case of the Insiders, to FTAC or, following the FTAC Merger, the Company).

21. Termination. This Sponsor Agreement shall terminate on the earlier of (i) the valid termination of the Business Combination Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (ii) the expiration of the Lock-Up Period (other than Paragraph 6(d), Paragraph 7 and Paragraphs 13 through 26 and 32 which shall survive such termination until all rights and obligations arising out of or related to Paragraph 7 shall have been fully performed); provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, in each case under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

22. Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to FTAC and Tempo as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 6.08 of the Business Combination Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, FTAC or the Company (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Business Combination Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which FTAC, the Company or Tempo or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the FTAC bylaws, (C) the FTAC Charter, (D) the Business Combination Agreement or (E) any applicable securities Laws; and (x) the Founder Shares, the FTAC Founder Warrants, FTAC Class A Common Stock, FP Investor FTAC Warrants, FTAC Class C Common Stock, FTAC Surviving Corporation Class C Common Stock and Exchangeable Units listed on Schedule A are the only equity securities in FTAC or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of FTAC or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of immediately prior to the consummation of the Transactions on the Closing Date and such Person (or such Person’s general partner or managing member) has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock and FP Investor FTAC Warrants and none of such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants, except as provided in this Sponsor Agreement.

23. Equitable Adjustments. Prior to Closing, if, and as often as, there are any changes in FTAC, the Company Common Stock, the Exchangeable Units, the Founder Shares, the FTAC Founder Warrants, FTAC Class A Common Stock, the FP Investor FTAC Warrants or the FTAC Class C Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to FTAC, the Company, the Company Common Stock, the Exchangeable Units, the Founder Shares, the FTAC Founder Warrants, the FTAC Class A Common Stock, the FP Investor FTAC Warrants or the FTAC Class C Common Stock, each as so changed.

24. Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes FTAC and the Company to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of the Company. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes FTAC and the Company, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF JANUARY 25, 2021, BY AND AMONG FOLEY TRASIMENE ACQUISITION CORP., A DELAWARE CORPORATION, TEMPO HOLDING COMPANY LLC, A DELAWARE LIMITED LIABILITY COMPANY, ALIGHT, INC. AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

25. Specific Performance. Each Sponsor Person, the Company, FTAC and Tempo acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Sponsor Person, the Company or Tempo does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person, the Company and each Tempo Person acknowledges and agrees that (i) each Sponsor Person, FTAC, the Company and Tempo shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 21, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties hereto would have entered into this Sponsor Agreement. Each Sponsor Person, FTAC, the Company and each Tempo Person agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Sponsor Person, FTAC, the Company and each Tempo Person acknowledges and agrees that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 25 shall not be required to provide any bond or other security in connection with any such injunction.

26. Interpretation. Section 1.02 (Construction) and Section 13.05 (Expenses) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons or Tempo Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

27. Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify the Company and Tempo of any increase, decrease or other change in the number of Founder Shares, Founder FTAC Warrants, FTAC Class A Common Stock, FP Investor FTAC Warrants or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, such Sponsor Person acknowledges and agrees that Paragraph 6(a) prohibits all Transfers of its Covered Shares during the Interim Period, except as expressly contemplated by the FTAC Founder Transfer, the Founder LLC Warrant Contribution or the Business Combination Agreement). From and after the Closing, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, the Company shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Founder FTAC Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants (in the case of an Interim Period change) or Company Common Stock and Exchangeable Units (in the case of a post-Closing change) or other Covered Shares and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 27). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 14.

28. Termination of Existing Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) that certain Registration Rights Agreement, dated as of May 29, 2020, by and among FTAC, the Sponsors and the other parties thereto is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

29. FP Agreements.

(a) Effective as of the date of this Sponsor Agreement, each FP Investor irrevocably (subject to Paragraph 29(f)) waives Section 4 (the Right of First Offer) of its respective Forward Purchase Agreement, dated as of May 8, 2020, between it and FTAC (together, the “Forward Purchase Agreements”), and any entitlement to rights in connection with or as a result of such section, with respect to the Transactions. Each FP Investor further represents and agrees that its rights under Section 4 of its respective Forward Purchase Agreement have not been exercisable prior to the date hereof in connection with any transactions undertaken by FTAC and that it is not entitled to any equity purchases pursuant thereto in connection with the Transactions.

(b) Effective as of the date of this Sponsor Agreement, each FP Investor irrevocably (subject to Paragraph 29(f)) waives the condition to its obligation to purchase the Forward Purchase Securities at the FPS Closing (each as defined in such FP Investor’s Forward Purchase Agreement) set forth in Section 6(a)(vi) of its Forward Purchase Agreement related to the funding and purchase of the other FP Investor’s Forward Purchase Securities.

(c) Effective as of the date of this Sponsor Agreement, FTAC and each FP Investor hereby acknowledges and agrees that the applicable Forward Purchase Agreement may not be terminated pursuant to Section 7(a) (Termination for Convenience) or Sections 7(b)(iii), (iv) or (v) (in each case, solely as such condition relates to William P. Foley II) of such Forward Purchase Agreement without the prior written consent of Tempo.

(d) Effective as of (but subject to the consummation of) the Closing, the registration rights set forth in Exhibit A to the Forward Purchase Agreements are hereby terminated and of no further force or effect, and none of the parties thereto shall have any rights or obligations thereunder.

(e) Each FP Investor acknowledges and agrees that each of Tempo and the Company shall be an express third party beneficiary of its respective Forward Purchase Agreement and that each of Tempo and the Company shall be entitled to enforce the terms of such agreement directly against it, including the right to cause such FP Investor to fund its respective portion of the FTAC Financing in accordance with the terms of its Forward Purchase Agreement.

(f) Each FP Investor, the Company and Tempo acknowledges and agrees that the provisions of this Paragraph 29 are intended to amend and modify the applicable Forward Purchase Agreement to the extent set forth herein; provided, however, that (i) except as expressly waived or modified in this Paragraph 29, each Forward Purchase Agreement shall remain in full force and effect in accordance with its existing terms and (ii) the amendments, modifications, waivers and other provisions of this Paragraph 29 shall terminate and have no force or effect ab initio upon the valid termination of the Business Combination Agreement.

30. Additional Agreements. Each Sponsor hereby represents and warrants to FTAC and Tempo, severally and not jointly, that (i) on or prior to the date hereof, it has delivered to FTAC and Tempo a capitalization table showing all of the direct equity owners of such Sponsor (each, a “Sponsor Cap Table”) and (ii) its Sponsor Cap Table is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, each Sponsor shall provide written notice to FTAC and Tempo promptly following any change in its Sponsor Cap Table.

31. Amendments to Organizational Documents. Following the Closing, each Sponsor Person agrees, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares, in each case in its capacity as a holder of Covered Shares, at any meeting of Company stockholders or members of the Tempo Surviving Entity, as applicable, called for the purpose of, or in the event of any action proposed to be taken by written consent by the Company stockholders or Tempo members, as applicable, with respect to, any waiver, amendment or modification to the terms of any series of Class B Common Stock or Class B Units contained in the Company Charter or the Tempo Operating Agreement, as applicable, that are required to give effect to the provisions of Paragraph 6(d) of this Agreement or Section 4.3(b) of the Investor Rights Agreement or to provide for a proportionate waiver, modification or amendment of any transfer restriction or vesting condition with respect to such series of Class B Common Stock or Class B Units, as applicable, in accordance with such provisions, to vote or consent all Covered Shares then held by it that are entitled to vote on the proposal or waiver, amendment or modification in favor thereof.

32. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

TRASIMENE CAPITAL FT, LP
By: Trasimene Capital FT, LLC, its general partner

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	General Counsel and Corporate Secretary

BILCAR FT, LP
By: Bilcar FT, LLC, its general partner

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	General Counsel and Corporate Secretary

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Managing Director, General Counsel and
Corporate Secretary

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and
Corporate Secretary

[Signature Page to Amended and Restated Sponsor Letter Agreement]

FOLEY TRASIMENE ACQUISITION CORP.

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chief Executive Officer

ACROBAT HOLDINGS, INC.

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Sponsor Letter Agreement]

THL FTAC LLC
By: THL Equity Advisors, VIII, LLC, its manager
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Thomas H. Hagerty
Name: Thomas H. Hagerty
Title: Director

[Signature Page to Amended and Restated Sponsor Letter Agreement]

By:	/s/ William P. Foley, II
Name: William P. Foley, II

By:	/s/ Richard N. Massey
Name: Richard N. Massey

By:	/s/ Hugh R. Harris
Name: Hugh R. Harris

By:	/s/ David W. Ducommun
Name: David W. Ducommun

By:	/s/ Douglas K. Ammerman
Name: Douglas K. Ammerman

By:	/s/ Thomas H. Hagerty
Name: Thomas M. Hagerty

By:	/s/ Frank R. Martire, Jr.
Name: Frank R. Martire, Jr.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle

By:	/s/ Bryan Coy
Name: Bryan Coy

[Signature Page to Amended and Restated Sponsor Letter Agreement]

TEMPO HOLDING COMPANY LLC

By:	/s/ Stephan Scholl
Name: Stephan Scholl
Title: Chief Executive Officer

[Signature Page to Amended and Restated Sponsor Letter Agreement]